Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts



Nuveen New Jersey Dividend Advantage Municipal Fund
811-09455


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix L and Appendix M, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-244139, on June 23, 2014.